EX-97

CRYO-CELL INTERNATIONAL, INC.

CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of Cryo-Cell International, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has, therefore, adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as well as Section 811 of the NYSE American Company Guide.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and Section 811 of the NYSE American Company Guide on which the Company’s securities are listed, and such other senior executives who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material non-compliance with any financial reporting requirements under the securities laws, the Board will require reimbursement or forfeiture of any Excess Incentive Compensation, as defined below, received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following; provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

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Annual bonuses and other short- and long-term cash incentives,
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Stock options,

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Stock appreciation rights,
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Restricted stock,
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Restricted stock units,
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Performance shares, and/or
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Performance units.

Financial reporting measures include:

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Company stock price,
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Total stockholder return,
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Revenues,
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Net income,
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Earnings before interest, taxes, depreciation, and amortization (EBITDA).
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Funds from operations,
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Liquidity measures such as working capital or operating cash flow,
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Return measures such as return on invested capital or return on assets, and/or
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Earnings measures such as earnings per share.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board (such amount, the “Excess Incentive Compensation”).

If the Board cannot determine the amount of Excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

If the Board makes its determination based on a reasonable estimate, the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping the Excess Incentive Compensation hereunder, which may include, without limitation:

(a) requiring reimbursement of cash Excess Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

If the Board determines to require that the Covered Executive reimburse the Company for any Excess Incentive Compensation, the Covered Executive shall so reimburse the Company within thirty (30) days of receiving notice of the Board’s decision or within such longer period of time as reasonably determined by the Board. If the Covered Executive does not timely comply, the Board, on behalf of the Company, may pursue any other legal method for recouping the Excess Incentive Compensation.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the NYSE American on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE American. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, and any other legal remedies available to the Company.

Impracticability

The Board shall recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the NYSE American on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Approved by the Board of Directors and Effective on November __, 2023.

CRYO-CELL INTERNATIONAL, INC. CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Cryo-Cell International, Inc. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Print Name: David Portnoy

Date: November 14, 2023